Exhibit 99.1

Marlborough Software Development Holdings Inc. Announces Restructuring

MARLBOROUGH, Mass.—(Business Wire)—August 27, 2012—In response to the continued weak global economy and as part of an overall effort to better align expenses with sales levels, Marlborough Software Development Holdings Inc. (“MSDH”) (OTCBB: MBGH) has restructured its global workforce. This restructuring includes the elimination of 28 positions, including 7 contractors, a change of approximately 26 percent. In addition, differential salary and work hour reductions and other cost-saving measures were also implemented as part of the effort to reduce expenditures. The staff reductions are based on recommendations from management as to how to best allocate resources without compromising the needs of current customers or the development of the product roadmap.

“A workforce reduction and other cost-saving measures are the most difficult decisions an organization has to make but it was necessary to better position the company for continued growth,” said James Dore, Executive Vice President and CFO. “We are making these difficult decisions to become substantially more streamlined to support our cost and capital positioning during tough economic times. This and other cost efficiency actions are being taken to reduce expenses by approximately $2.6 million on an annual run rate beginning with our fourth quarter of 2012.”

“In the last 18 months Pageflex was heavily engaged in fulfilling its commitments to its OEM partners, and customers, recently releasing major upgrades of our flagship products: version 8.0 of Storefront, and version 6.0 of iWay, which passed the stringent testing of our OEM partners,” said Pinhas Romik, President and CEO. “With the successful completion of our obligations to our OEM partners, we are now in a position to execute our new forward looking strategy. We have adjusted our staff and other expenditures allowing us to continue to provide quality service to our customers, to maintain our technological centers of excellence, and to keep our global sales & marketing force. We believe these actions will ensure the company’s future growth and delivery of advanced new products to the market. Our response to the uncertainties of global economy is austerity, combined with the vision for the future.”

Raul Martynek, MSDH Chairman of the Board, said: “While these types of decisions are never easy to make, the resulting changes will help ensure the continued success of the company by preserving our capabilities while substantially lowering expenditures.”

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Forward-looking statements can be identified by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including MSDH’s Annual Report on Form 10-K for the year ended December 31, 2011, as supplemented by MSDH’s subsequent quarterly reports on Form 10-Q in 2012. We undertake no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise after the date of this document.

About Marlborough Software Development Holdings Inc. (“MSDH”)

MSDH’s Pageflex brand enables companies across the globe to communicate their marketing messages more easily and effectively. The award-winning Pageflex product line sets the standard for excellence and innovation in targeted marketing and brand management. Pageflex offers the ability to personalize any form of communication in print, e-mail, or on the Web. Pageflex pioneered the concepts of variable data and web-to-print storefronts, and has expanded to offer software for multi-channel campaign management, dynamic publishing, and back-end production automation. Pageflex solutions use the patented Pageflex variable publishing engine and Adobe® InDesign®. For more information, visit www.pageflex.com.